 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US EXPORT, INC.
(Exact name of registrant as specified in its charter)

New York	6512	45-5138547
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation)	Classification Code Number)	Identification No.)

160 Kerns Avenue

Buffalo, New York, 14211

Tel. No.: (716) 200 1162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Law Offices of Scott D. Marchant, Esq.

5373 Transit Road

Williamsville, New York 14221

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value per share (the “Common Stock”)(1)	4,338,500	$1.00	$4,338,500	$504.13
Total	4,338,500		$4,338,500	$504.13

  (1) This registration statement covers the resale by our selling shareholders of up to 4,338,500 shares of Common Stock previously issued to such selling shareholders.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act. Our shares of common stock are not traded on any national exchange and in accordance with Rule 457(o) the offering price was determined by the price of the shares that were sold to some of our shareholders in a private placement. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. The price of $1.00 is a fixed price at which the selling shareholders may sell their shares until our shares of common stock are quoted on the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, the Financial Industry Regulatory Authority (“FINRA”) needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated September 30, 2015

 US EXPORT, INC.

PROSPECTUS

4,338,500 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is shares of our common stock, no par value (NPV) per share (the “Common Stock”), that have already been issued and are currently outstanding. We will not receive any proceeds from the sale of the Common Stock covered by this prospectus.

Our Common Stock is presently not traded on any market or securities exchange. The selling shareholders have not engaged any underwriter in connection with the sale of their shares of Common Stock. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Common Stock being registered in this registration statement may be sold by selling shareholders at a fixed price of $1.00 per share our shares of Common Stock are quoted on the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, the Financial Industry Regulatory Authority (“FINRA”) needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. We have agreed to bear the expenses relating to the registration of the shares of the selling shareholders.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page [8] of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 15, 2015

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

 PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the term “US Export”, “Company,” “we,” “us,” and “our” refer to US Export, Inc. or any of its subsidiaries.

Overview

Our principle business is to lease our own commercial building to tenants.

US Export, Inc. (“the Company”) is developing an industrial incubator as a Regional Economic Engine (“REE” or “Engine”) at 160 Kerns Avenue, Buffalo, New York, 14211(“160 Campus”, the “Campus”). The REE has a building of 83,553 SF on a campus with a lot size of 205,666 SF in the City of Buffalo, NY. Clients can rent the space to do business.

The core asset of the Company is the160 Campus which the Company purchased and is in the process of repairing and rehabilitating. Upon completion, the Company will lease it to prospective tenants. The Company's principal business will be as a Lessor; its principal source revenue will be rent; and its business model will be the maintenance of the property-marketing-leasing-collecting rent.

Our business plan for 2014-2020 is as follows:

From November 18, 2013 to the first half of the year 2016	Concentrate on the repair, rehabilitation and renovation of 160 Campus.
For the second half of year 2016	Lease the space to tenants in need of classroom, laboratory, studio, gallery, office, clinic, cafeteria, or gym space. We also have available supermarket, auditorium, outdoor sports field, and parking lot space for rent.
For the years of 2017-2020	Continue to rehab the building and the Campus to function as incubator space for educational, new technology and art sectors.

Company History

US Export, Inc. was incorporated as a New York corporation with 100 common stock at $0.001 par value on April 5, 2012. On February 23, 2015, the Department of State of New York approved an amendment to the Company’s articles of incorporation to increase the Company’s authorized stock to 30,000,000 shares.

On August 6, 2012, the Company acquired a house located at 25 Fordham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement (note 5) with the seller of the property for the acquisition. The principle amount of the loan was $200,000, the loan bore a 5.0% interest rate and was to mature in five years. On September 15, 2015, the Company sold the house for $262,890. The gain on the sale of this property was $60,753.

On November 18, 2013, the Company purchased the real estate located at 160 Kerns Avenue, Buffalo, NY 14211 (the “160 Campus”, “160 Kerns Campus”). The City of Buffalo Planning Board approved the Buffalo Campus as a multiple use facility, including use as an: office, business school, live performance theater, social dance hall and fitness center, supermarket, restaurant and dormitory.

On January 30, 2014, the Company acquired a property located at 70 Floss Avenue Buffalo, New York 14211 in cash for $33,000. On July 23, 2015, the Company sold the property for $35,000. The gain on the sale of this property was $3,199.

From November 18, 2012 to September 30, 2015, the 160 Campus was under renovation status. This commercial property is the core asset of the Company and its space will be leased to businesses and individuals.

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Core Asset - 160 Campus

160 Campus is the Company's core asset. The telephone number of 160 Campus is (716) 200-1162.

The current address of 160 Campus was formerly known as 185 Lang Avenue, Buffalo, New York 14215. The campus was founded in 1959 becoming Turner-Carroll High School. 185 Lang Avenue was the school's main entrance (the north entrance of the teaching building). 160 Kerns Avenue is the south entrance to back of the building-the parking lot. The school was closed and acquired by Bob Lanier Center for Educational, Physical & Cultural Development, Inc. Bob Lanier used the building for business training, basketball training, boxing training and mini-golf service. The property is on a R2 zoning area and surrounded by high-density residential. It is next to Catholic Charities of Buffalo NY, Kerns Bowling Center, Schiller Park, Schiller Park Community Center and Villa Maria College. The campus is located in the middle between the City Hall in Downtown Buffalo and Buffalo-Niagara International Airport, about 10 minutes drive to each end. The steel-framed classroom-cultural entertainment-sports building have some physical defects but in general are in good condition.

The Company purchased the property in cash on November 18, 2013. On January 16, 2014, the Buffalo Zoning Board of Appeals approved the Company's petition to convert and use the former high school as a trade school and dormitory with a restaurant, clinic, supermarket, fitness center and theater in the residential district. Since then, the 160 Campus has been transformed into a commercial property. The Company invited Tommaso Briatico Architects to prepare planning of the property and on April 8, 2014, City of Buffalo Planning Board approved the plan. A community hearing also supported the change. On June 25, 2014, City of Buffalo issued a Building Permit for the repair of the building. On September 17, 2014, New York State Energy Research and Development Authority (NYSERDA) informed the Company it was eligible for incentives for energy efficiency.

From May 1, 2014, the Company started to clean up the outdoor grounds and improved the landscaping of the Campus. A yellow coated steel fence, CCTV and alarm system were installed in August 2014. Roof repairs were made in the summer and fall of 2014. The asbestos abatement was done in the first half of 2015. Negotiations with local physicians began in August of 2015 with a business plan to set up a clinic for the community. There are diversified demands for the space: clinic, day care; performance, party, laser games, dance hall; basketball training and fitness; educational courses; community service; laser camera R&D; and medical laboratory.

Industrial Incubator and Regional Economy Engine

From the beginning, the 160 Campus was planned to be an industrial incubator in Western New York to function is to serve a “regional economy engine” (REE). Dr. Wenyi Yu, Chairman of the Company is the designer of REE. An REE is an industrial incubator that serves as a space for all of the following:

•	communication between local university students and teachers
•	work space for community engineers, artists, professors, entrepreneurs
•	rentable studio, factory and service
•	a location to host and organize cultural, technical and sporting events
•	exhibit local products, shows and services
•	office for new business and individuals

Where You Can Find Us

Our principal executive offices are located at 160 Kerns Avenue, Buffalo, New York, 14211. Our telephone number is (716) 200-1162.

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Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;
•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;
•	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

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THE OFFERING

Securities Offered (1)	4,338,500 shares of Common Stock. This number represents 14.46% of our current outstanding Common Stock. (1)
Common Stock Outstanding Before the Offering:	30,000,000
Common Stock Outstanding After the Offering:	30,000,000
Terms of the Offering:	The selling shareholders will determine when and how they will sell the Common Stock offered in this prospectus.
Termination of the Offering:	The offering will conclude upon the earliest of: (i) such time as all of the Common Stock has been sold pursuant to the registration statement of which this prospectus forms a part (the “Registration Statement”); or (ii) such time as all of the Common Stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.
Market for Our Common Stock:	There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.
Use of proceeds:	We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.
Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factor” beginning on page 8.

(1) Based on 30,000,000 shares of Common Stock outstanding as of September, 30, 2015

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with the information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. If any of the following occur, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In these circumstances, the price of our common stock could decline, and you may lose all of your investment.

Risks Related to Our Property

The Company has only one property, 160 Kerns Campus, any physical damages to the Campus will hurt the Company's outcome.

Theoretically, a safe investment should be diversified. But the Company has only one asset-160 Kerns building and the campus. The campus covers 4.8 acres area in the high-density residential community. The building has 83,553 SF which is bigger than a football field. The property is surrounded by steel and wooden fences. Since it is in a residential area, any civil unrest, riot, terrorism, massive robbery, organized larceny, incendiary, juvenile delinquency and incited racial hatred will bring physical damages to the property and its operation; and any natural disasters aroused by earthquake and climate accidents will physically hurt the building, the campus and its business. If factitious or natural damages were to occur, the insurance company will take an investigation procedure and make estimation. We are unable to predict how much will be compensated and when the compensation will come. An issue with the insurance company might take some time to solve or failed and the company's resource might not support to the moment when the company can recover. It is unpredictable for any negative impacts to the property which is caused by any exceptional source or reason out of control. Bad weather as heavy snow showers in Buffalo area is not occasional which will bring roof damage and inaccessible to the building. The company has no ability to protect the asset when either the negative human behavior or natural accident happens.

Damages might caused by the aged building structure and facilities.

160 Kerns building was founded in 1959 and is 56 years old. It is a steel framed structure and in good condition, but there are four small roof leaks, four small window leaks, multiple pipeline leaks, broken fire alarm system, out of order HVAC, suspended boilers, and two small interior wall fissures. Not all the asbestos containing tiles and joints are removed. Existing physical damage needs to be repaired. All these problems will to be solved by professional contractors and some of the renovations have been completed. 160 Kerns building has the same risks that other older buildings confront and have to fight. Building maintenance is a cost that affects the ROI and dividend.

The owner of the property might be involved in issues with employees, clients and visitors.

The Company as the owner of a building might be sued for any number of reason including accessibility to the building, slip and falls, or accidents. Asbestos problems are a more serious risk to people in the building and the Company will be sued if the abatement is not carried out successfully. The Federal government and NYS have serious regulations on environment health, any violation will bring about bad consequence

Risks Related to Building Renovation

The building renovation is subject to risks aroused by contract.

The renovation progress may be adversely affected by errors our contractor management. Budget overrun, delays, low quality and other issues might occurs. Adequate construction supervision will limit those issues. The main sources of risk exist in following fields:

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•	Architect
•	Roof repair contractor
•	Asbestos abatement contractor
•	Plumbing contractor
•	Electric contractor
•	Ventilation and A/C contractor
•	Fire alarm and sprinkler system contractor
•	Flooring contractor
•	Window and wall repair contractor
•	Painting contractor

Supervision of diversified contractors is difficult.

We are subject to risks associated with building renovation.

Our projects are subject to significant risks relating to our ability to complete them on time and within budget. Factors that may result in the development projects we may undertake exceeding budget or being prevented from completion include:

•	a delay in obtaining governmental permits, approvals and authorizations
•	inability find a qualified contractor
•	a delayed abatement for asbestos contained materials
•	problem of contractor itself and the delay by the problem
•	an increase in raw material costs
•	an increase in labor cost
•	budget overrun and an inability to secure sufficient financing for the completion of renovation
•	neighbor complaints and the suspension of the renovation
•	violations and stop work orders by government inspector
•	labor accident that is not covered by the contractor
•	bad weather

If any of the forgoing occurs or exists, we may not achieve our projected returns and we could lose some or all of our investments.

Risks Related to Property Operation

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in areas where our potential customers reside, substantial existing and potential competition, general economic conditions, fluctuations in interest rates and changes in demographic conditions. Commercial property markets have historically been subject to strong periodic cycles driven by numerous factors beyond our control. An economic climate change and regional economic stagnation will bring with:

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•	increases in interest rates, transactional cost, HR costs and tax rates
•	a decline in prevailing rental rates
•	a decline in demand for work space and facilities
•	a decline in new business, NGO, community service, artistic and sports events
•	a decline creative products and services, training courses
•	a decline of population

Because of our limited history and immature organization, an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. The achievements of REE are affected by multiple factors, for example: the location of the Campus; the Company’s administration proficiency, service quality, investment ability and marketing; local resources, economic demographics, community relations, security; political events, culture adaptability; technique competition; transaction costs, economic cycles; and natural disasters. The output and success of our business is hard to predict. We cannot assure you that we will find the right persons and organize an excellent team in one to two year(s).

We may come across doubtful debts and bad debts with tenants.

As a Lessor, we will ask all prosepctive tenants to fill out an application and we will make a very preliminary survey of the tenant’s credit and business background before signing a lease agreement. We are not authorized to do anything further to understand their business and we have no rights to ask for the tenants to show us their financial statements, business relationships and business plan.

Our ultimate success will be dependent upon management.

Our success is dependent upon the skill and decision making ability of our directors and executive officers. The loss of any or all of these individuals could have a material adverse impact on our operations. We have not obtained life insurance on the lives of any of our key personnel. Our success is dependent in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, our ongoing operations, our business and our ability to successfully implement our business plan could be adversely affected.

Risks Related to Tenant Rights

A Lessor may be sued by a Lessee for tenant rights.

A tenant has many rights, some rights are “visible” i.e., governmental regulations and the lease contract. The Company may be involved in issues related to tenant security and privacy, environmental health, discrimination, parking space, utilities and structural maintenance; some rights are “invisible” and unpredictable. You do not know where the problem or how to compensate the Lessee. The violation of a tenant rights might be made by administrators but it can also be committed by a temporary labor that provides daily services to client. We are not sure if the Company will be involved in tenant rights issues and the consequences.

Risks Related to Financing

To fully develop our business plan we will need additional financing.

We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. The company needs $300,000 more for the completion of renovation. There is no guarantee that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if the terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholder's interests.

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There is a current net loss and substantial doubt regarding the Company’s ability to continue as a going concern,

As of September 30, 2015, the Company has not generated revenues and has accumulated losses of $1,126,250. The net loss for the nine months ended 09/30/2015 was $288,685.00. The continuation of the Company is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Bank loans are based on a company's history, proceeds and balance. It is difficult to get line of credit from bank when a company cannot meet the financial institution's requirements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Risks Related to Officer and HR Management

Any improper decision by the Chairman and CEO will result in negative impact.

Dr. Wenyi Yu exercises control over 82% of the Company's shares. He is the Chairman of Board of Directors and Chief Executive Officer of the Company. He will make decisions regarding, (i) whether to issue common stock and preferred stock, including decisions to issue common and preferred stock to himself; (ii) employment decisions, including his own compensation arrangements, and (iii) whether to enter into material transactions with related parties. It is inevitable to commit mistake even there are other directors, chief finance officer, chief compliance officer, lawyers and consultants.

We are subject to diversified uncertainty associated with the management of the property.

Our projected income may decline due to HR problems. We will introduce a professional team to manage the renovation schedule and supervise the progress. We have worked with one of the most experienced commercial real estate brokers in Buffalo in order to rent space out as early as possible. We are recruiting a marketing manager to promote public relations as well as developing our business brand. We are looking for professional engineers to maintain the building. Since all of the preparation is at its preliminary stage, the outcome will be uncertain though we have already made preparations of human resources for two years. It is the most difficult thing in the world to build a highly efficient and professional management team. If any negative events come into existence, we may not achieve our projected returns and lose some or all of our investments.

The general and administrative expenses will increase steadily.

Compared with 2013, the general and administrative expenditures had increased significantly in 2014 and 2015. The change was mainly brought by the maintenance of 160 Campus. In 2014, the Company began to repair the property including work on roof leaks, window repair, fence installation, CCTV installation, clean up, and landscaping. The Company has also been active in the community including some donations to neighborhood groups. It is estimated the administrative expenses will grow steadily along with the operation of 160 Campus, which will be mainly used for hiring professional managers and promoting business relationships.

Risks Related to Our Common Stock

There is presently no trading market for our common stock and no assurance can be given that an active and liquid trading market will develop in the future. Accordingly, you may be unable to liquidate your shares quickly.

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There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. Even if we are able to have our Common Stock become quoted in the over-the-counter market, an active trading market for our Common Stock may not develop in the future due to a number of other factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons. These investors tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. Once our Common Stock is listed or quoted on an active trading market, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our shares of Common Stock will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our Common Stock is not active.

The offering price of the common stock was determined based on the price of the shares that were sold to some of our shareholders in a private placement, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 per share for the shares of Common Stock was determined based on the price of the shares that were sold to some of our shareholders in a private placement. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Future issuance of our common stock could dilute the interests of existing shareholders.

If we raise additional capital subsequent to this offering through the issuance of equity or convertible debt securities, the percentage ownership of our Company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, we may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock. In the event we seek to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling shareholders. All of the net proceeds from the sale of our Common Stock will go to the selling shareholders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our Common Stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by the price of the Common Stock that was sold to some of our shareholders pursuant in a private placement.

The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.

DILUTION

The shares Common Stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section are shares of Common Stock that are currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares of Common Stock being offered for resale by the selling shareholders consist of 4,338,500 shares of the Company’s common stock.

The following table sets forth the names of the selling shareholders, the number of shares of Common Stock beneficially owned by each of the selling shareholders as of September 30, 2015 and the number of shares of Common Stock being offered by the selling shareholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling shareholders.

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		Prior to the Offering
Selling Security Holder	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock (1) (%)	Shares being Offered
Shuwei Jia	240,000	0.8	240,000
Zhiping Mao	80,000	0.3	80,000
Jianbin Yan	120,000	0.4	120,000
XiaoHong Feng	50,000	0.17	50,000
Kebao Zhang	50,000	0.17	50,000
Baoxia Yue	40,000	0.13	40,000
Juan Wang	10,000	0.034	10,000
Aiming Dong	30,000	0.1	30,000
Suzanne Montalalou	500	0.0016	500
Alexander Park	500	0.0016	500
Bruce Adams	500	0.0016	500
Donald Lott	500	0.0016	500
Edward Schneider III	500	0.0016	500
Jonathan Willard	500	0.0016	500
Michelle Eisenstein	500	0.0016	500
Mo Saladin	500	0.0016	500
William Kyle	500	0.0016	500
Hua Zhang	1,000	0.0033	1,000
Yuanben Yu	1,000	0.0033	1,000
Liangxia Wang	1,000	0.0033	1,000
Yuanben Yu	1,000	0.0033	1,000
Jianqiong Li	2,000	0.0067	2,000
Baoguo Wang	3,000	0.01	3,000
Jie Zhang	3,000	0.01	3,000
Shenghe Zhang	5,000	0.017	5,000
Shuhua Yu	5,000	0.017	5,000
Cheng Li	10,000	0.034	10,000
Yanan Zhao	10,000	0.034	10,000
Wei Tang	15,000	0.05	15,000
Kegang Zhao	50,000	0.17	50,000
Baozhu He	100,000	0.34	100,000
Chenlian Zhao	100,000	0.34	100,000
Xinhua Yu	100,000	0.34	100,000
Zizhao Yu	1,000,000	3.4	1,000,000
Pulin Yu	47,000	0.16	47,000
Buffalo New Tech/Art Industries Campus	1,010,000	3.4	1,010,000
Fang Li	1,250,000	4.5	1,250,000
Total	4,338,500	14.46	4,338,500

(1) Based on 30,000,000 shares of Common Stock issued and outstanding as of September 30, 2015.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted in the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

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Once a market has developed for our Common Stock, the shares may be sold or distributed from time to time by the selling shareholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the Registration Statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale;
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling shareholders are broker-dealers or affiliates of broker dealers. We will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $10,504.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

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DESCRIPTION OF SECURITIES

Authorized Capital and Preferred Stock

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.00 per share. As of September 30, 2015, there were 30,000,000 shares of common stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of shares of Common Stock are not entitled cumulative voting for electing members of the Board. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of New York for a more complete description of the rights and liabilities of holders of the Company’s securities.

Preferred Stock

There are no shares of preferred stock authorized or outstanding.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Pacific Stock Transfer Company, 6725 Via Austi Pkwy, Suite 300, Vegas, NV 89119; Phone: 702-361-3033, Fax: 702-433-1979.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements as of December 31, 2014 and 2013 and each of the years then ended included in this prospectus and the registration statement have been audited by TAAD, LLP to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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The validity of the issuance of the Common Stock hereby will be passed upon for us by Law Offices of Scott D. Marchant, Esq., 5373 Transit Road, Williamsville, New York 14221.

DESCRIPTION OF BUSINESS

Overview

Our principle business is to lease our own commercial building to tenants.

US Export, Inc. (“the Company”) is developing an industrial incubator as Regional Economic Engine (“REE”) at 160 Kerns Avenue, Buffalo, New York, 14211("160 Campus";"the campus"). The REE has a building of 83,553 SF on a campus with a lot size of 205,666 SF in the City of Buffalo, NY. Clients can rent the space to do business.

An REE is an industrial incubator that provides complex services:

•	communication between local college students and teachers
•	work space for community engineers, artists, professors, entrepreneurs
•	rentable studio, factory and service
•	a location to host cultural, technical and sports events
•	exhibit local products and services
•	office for new business and individuals

As for the core asset 160 Campus, the company purchased it, is repairing it and will lease it. The Company's principal business will be as a Lessor; its principal source revenue will be rent; and its business model is maintenance of the property-marketing-leasing-collecting rent.

Company History

US Export, Inc. was incorporated as a New York corporation with 100 common stock at $0.001 par value on April 5, 2012. On February 23, 2015, the Department of State of New York approved an amendment to the Company’s articles of incorporation to increase the Company’s authorized stock to 30,000,000 shares.

On August 6, 2012, the Company acquired a house located at 25 Fordham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement (note 5) with the seller of the property for the acquisition. The principle amount of the loan was $200,000, the loan bore a 5.0% interest rate and was to mature in five years. On September 15, 2015, the Company sold the house for $262,890. The gain on the sale of this property was $60,753.

On November 18, 2013, the Company purchased the real estate located at 160 Kerns Avenue, Buffalo, NY 14211 (the “160 Campus”, "160 Kerns Campus" ). On April 8, 2014, City of Buffalo Planning Board approved the Buffalo Campus as a multiple use facility, including use as an: office, business school, live performance theater, social dance hall and fitness center, supermarket, restaurant and dormitory.

On January 30, 2014, the Company acquired a property located at 70 Floss Avenue Buffalo, New York 14211 in cash for $33,000. On July 23, 2015, the Company sold the property for $35,000. The gain on the sale of this property was $3,199.

From November 18, 2012 to September 30, 2015, the 160 Campus was at a renovation status. This commercial property is the core asset of the Company and its space will be leased to businesses and individuals.

Core Asset - 160 Campus

160 Campus is the Company's core asset. The telephone number of 160 Campus is (716) 200-1162.

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The current address of 160 Campus was formerly known as 185 Lang Avenue, Buffalo, New York 14215. The campus was founded in 1959 becoming Turner-Carroll High School. 185 Lang Avenue was the school's main entrance (the north entrance of the teaching building). 160 Kerns Avenue is the south entrance to back of the building-the parking lot. The school was closed and acquired by Bob Lanier Center for Educational, Physical & Cultural Development, Inc. Bob Lanier used the building for business training, basketball training, boxing training and mini-golf service. The property is on a R2 zoning area and surrounded by high-density residential. It is next to Catholic Charities of Buffalo NY, Kerns Bowling Center, Schiller Park, Schiller Park Community Center and Villa Maria College. The campus is located in the middle between the City Hall in Downtown Buffalo and Buffalo-Niagara International Airport, about 10 minutes drive to each end. The steel-framed classroom-cultural entertainment-sports building have some physical defects but in general are in good condition.

The Company purchased the property in cash on November 18, 2013. On January 16, 2014, the Buffalo Zoning Board of Appeals approved the Company's petition to convert and use the former high school as a trade school and dormitory with a restaurant, clinic, supermarket, fitness center and theater in the residential district. Since then, the 160 Campus has been transformed into a commercial property. The Company invited Tommaso Briatico Architects to prepare planning of the property and on April 8, 2014, City of Buffalo Planning Board approved the plan. A community hearing also supported the change. On June 25, 2014, City of Buffalo issued a Building Permit for the repair of the building. On September 17, 2014, New York State Energy Research and Development Authority (NYSERDA) informed the Company it was eligible for incentives for energy efficiency.

From May 1, 2014, the Company started to clean up the outdoor grounds and improved the landscaping of the Campus. A yellow coated steel fence, CCTV and alarm system were installed in August 2014. Roof repairs were made in the summer and fall of 2014. The asbestos abatement was done in the first half of 2015. Negotiations with local physicians began in August of 2015 with a business plan to set up a clinic for the community. There are diversified demands for the space: clinic, day care; performance, party, laser games, dance hall; basketball training and fitness; educational courses; community service; laser camera R&D; and medical laboratory.

Product and Service

The Company is establishing an industrial incubator with:

•	classrooms
•	laboratories
•	gallery
•	auditorium/theater
•	gymnasium
•	restaurant
•	clinic
•	dormitory
•	chapel
•	supermarket

Industrial Incubator

An REE is an industrial incubator that provides complex services:

•	communication between local college students and teachers
•	work space for community engineers, artists, professors, entrepreneurs
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•	rentable studio, factory and service space
•	a location to host cultural, technical and sports events
•	exhibit local products and services
•	office forlol new business and individuals

Customers

Our Lessees will be featured as “WNSRN”:

Western NY	Businesses from Western New York region
Neighbor	Business and individual from zip codes 14215 and 14211
Service	School, clinic, artistic and fitness services
Race	Caucasian, African American, Chinese and others
New	Small to micro sized private business, some programs are subsidized by government or NGO

Corporate Strategy

The Company will insist on BQPS Strategy:

Brand Strategy	Take “160” logo and “US Export, Inc.” trademark as core assets
QC Strategy	Implement comprehensive, quantitative or half quantitative quality control management

Price Strategy	Pursue profit satisfaction, not maximization
Sustainable Strategy	Collect resources as more as possible to support its long term development

Plan for 2012 to 2020

Our business plan for 2014-2020 is as follows:

From November 18, 2013 to the first half of year 2016	Concentrate on renovation of the 160 Campus.
For the second half of year 2016	Lease the space to tenants in need of classroom, laboratory, studio, gallery, office, clinic, cafeteria, or gym space. We also have available supermarket, auditorium, outdoor sports field, and parking lot space for rent.
For the years of 2017-2020	Continue to rehab on the building and the campus to function as incubator space for educational, new technology and art sectors.

Plan in 2016

In the year 2016, the company will implement BCMS Plan:

Brand Plan	By 01/31/2016, to register "160" and "US Export, Inc." for brand protection
Construction Plan	By 12/31/2016, to complete the renovation of 160 Kerns building; and transform it into an informative incubator
Marketing Plan	By 01/31/2016, to found a property management and marketing team
Service QC Plan	By 06/30/2016, to develop a client survey system

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Competition

Although the Company is not aware of any direct competitors focused on creating Regional Economic Engines, we compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, real estate investment trusts and U.S. institutional and foreign investors that operate in the markets in which we may operate, that will compete with us in the development of industrial incubator, they will introduce price competition to attract clients, they will buy or construct commercial buildings nearby to share the market.

Government Regulation

The Company will comply with regulations on commercial property and leasing. New York State and City of Buffalo have strict requirements on planning, renovation, landscaping and commercial leasing. Buffalo Office of Strategic Planning holds hearings and meetings on development plans and reviews layouts. Buffalo Department of Permits and Inspection Services send inspectors to construction sites. Occupational Safety and Health Administration (OSHA) inspects the asbestos abatement and lead paint remediation . Buffalo Fire Department checks the security of the building. Buffalo Police Department patrols the Campus regularly. City officers, council members, senators, congressmen and government departments paid much attention to the development of the community and have sent invaluable advices and assistances to the renovation of the property. The local government and community have created an excellent development environment for the project.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Employees

As of September 30, 2015, we currently have two (2) full time employees and four (4) part-time employees. Over time, we may be required to hire employees or engage independent contractors in order to execute various projects necessary to grow the business. These decisions will be made by our officers and directors, if and when appropriate.

Marketing

To promote the leasing of the incubator, we will introduce PMNB method:

•	Portal: develop a website
•	MBO: manage marketing team by accomplishments
•	Neighbor: motivate neighbors to bring clients into the building
•	Building: always keep the campus clean, neat, informative, and inspiring

DESCRIPTION OF PROPERTY

Depreciation of Property and Equipment

The components of property and equipment were as follows:

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	September 30, 2015		December 31, 2014
Buildings	$165,000	(1)	$452,002
Accumulation depreciation	(8,427)		(8,280)
Property, plant and equipment - net	$189,947		$432,339

(1)$165,000 is the original price of 160 Kerns property. The campus has been renovated since November 18, 2013. Professional contractors were introduced for planning and design, fencing, alarm system and CCTV, electricity, plumbing, asbestos contained tiles and joints, exterior walls, windows, roof leakages, outdoor field, parking lot and landscaping.

For the three months ended September 30, 2015 and year 2014, depreciation of property, plant and equipment amounted $8,427 and $8,280, respectively. But for 160 Kerns campus, its value is going up along with the renovation of the building and outside facilities. In addition, the cooking, baking and cooling machines in the kitchen are also in good condition, and the electrical powered mini-golf course also works well. We didn't study the value of equipments in boiler room, power room, monitoring room, classroom, cafeteria, auditorium, gymnasium and chapel.

Core Asset - 160 Campus

Introduction to 160 Campus

160 Campus is the Company's core asset. The telephone number of 160 Campus is (716) 200-1162.

The current address of 160 Campus was formerly known as 185 Lang Avenue, Buffalo, New York 14215. The campus was founded in 1959 becoming Turner-Carroll High School. 185 Lang Avenue was the school's main entrance (the north entrance of the teaching building). 160 Kerns Avenue is the south entrance to back of the building-the parking lot. The school was closed and acquired by Bob Lanier Center for Educational, Physical & Cultural Development, Inc. Bob Lanier used the building for business training, basketball training, boxing training and mini-golf service. The property is on a R2 zoning area and surrounded by high-density residential. It is next to Catholic Charities of Buffalo NY, Kerns Bowling Center, Schiller Park, Schiller Park Community Center and Villa Maria College. The campus is located in the middle between the City Hall in Downtown Buffalo and Buffalo-Niagara International Airport, about 10 minutes drive to each end. The steel-framed classroom-cultural entertainment-sports building have some physical defects but in general are in good condition.

Renovation of 160 Campus

From May 1, 2014, the Company started to clean up the outdoor grounds and improved the landscaping of the Campus. A yellow coated steel fence, CCTV and alarm system were installed in August 2014. Roof repairs were made in the summer and fall of 2014. The asbestos abatement was done in the first half of 2015. Negotiations with local physicians began in August of 2015 with a business plan to set up a clinic for the community. There are diversified demands for the space: clinic, day care; performance, party, laser games, dance hall; basketball training and fitness; educational courses; community service; laser camera R&D; and medical laboratory

160 Campus in 2013-2015

The Company purchased the property in cash on November 18, 2013. On January 16, 2014, the Buffalo Zoning Board of Appeals approved the Company's petition to convert and use the former high school as a trade school and dormitory with a restaurant, clinic, supermarket, fitness center and theater in the residential district. Since then, the 160 Campus has been transformed into a commercial property. The Company invited Tommaso Briatico Architects to prepare planning of the property and on April 8, 2014, City of Buffalo Planning Board approved the plan. A community hearing also supported the change. On June 25, 2014, City of Buffalo issued a Building Permit for the repair of the building. On September 17, 2014, New York State Energy Research and Development Authority (NYSERDA) informed the Company it was eligible for incentives for energy efficiency.

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Time	Events	Government	Contractor	Cost($)
11/18/2013	US Export, Inc. purchased 185 Lang Avenue property			165,000.00
12/03/2013	Address change approved: 185 Lang Avenue has been changed to 160 Kerns Avenue	City of Buffalo		10.00
01/16/2014	Approved the Company's petition to convert and use the former high school as a trade school and dormitory with a restaurant, clinic, supermarket, fitness center and theater in the residential district.	The Zoning Board of Appeals, City of Buffalo
01/26/2014- 04/30/2015	Environmental assessment for 160 building		UNYSE Environmental Consultants	8,717.00
01/30/2014	Architect for planning of 160 Kerns property		Tobias Westermann Architect	4,200.00
03/24/2014	Architect for planning of 160 Kerns property		Tommaso Briatico Architects	6,000.00
04/08/2014	Approved 160 Campus plan	City of Buffalo Planning Board		1,000.00
04/22/2014	Fence, CCTV and alarm system installation		Life Safety Fire & Security Solutions	47,674.00
05/23/2014	Property insurance		Essex Insurance	14,997.00
06/25/2014	Issued Building Permit for the repair of the building.	City of Buffalo
07/15/2014	Planning of 160 Clinic		Tommaso Briatico Architects	5,000.00
09/09/2014	Exterior wall repair, cleaning and painting		Franklins Interior Exterior Concepts	20,000.00
09/17/2014	Informed the company to be eligible for incentives for energy efficiency.	New York State Energy Research and Development Authority
12/01/2014	Registered “160” as trademark	US Patent and Trademark Office		200.00
03/10/-05/15, 2015	Asbestos abatement	OHSA NYS	Burt’s Trucking Inc.	21,750.00

160 Campus as Industrial Incubator and Regional Economy Engine

From the beginning, the 160 Campus was planned to be an industrial incubator in Western New York, its function is to serve a “regional economy engine” (REE). Dr. Wenyi Yu, Chairman of the company is the designer of REE. An REE is an industrial incubator that serves as a space for all of the following:

•	communication between local university students and teachers
•	work space for community engineers, artists, professors, entrepreneurs
•	rentable studio, factory and service space
•	a location to host and organize cultural, technical and sporting events
•	exhibit local products, shows and services
•	office for new business and individuals

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LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our Common Stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY

There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. Even if we are able to have our Common Stock become quoted in the over-the-counter market, an active trading market for our Common Stock may not develop in the future.

RELATED SHAREHOLDER MATTERS

Holders

As of September 30, 2015 we had 43 record holders of our common stock, holding 30,000,000 shares of common stock.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities authorized for issuance under equity compensation plans

None.

TRANSFER AGENT AND REGISTRAR

The transfer agent of our common stock is Pacific Stock Transfer Company, 6725 Via Austi Pkwy, Suite 300, Vegas, NV 89119; Phone: 702-361-3033, Fax: 702-433-1979.

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US Export Inc.
Condensed Balance Sheets

	September 30,	December 31,
	2015	2014
	Unaudited	Audited
ASSETS
Current Assets
Cash	$116,281	$18,218
Total Current Assets	116,281	18,218
Property and equipment, net	189,974	432,339
TOTAL ASSETS	$306,255	$450,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,419	$6,930
Accrued salary to related party	63,021	0
Loan payable	0	45,291
Total Current Liabilities	70,440	52,221

Non-current liabilities
Long-term loans	0	70,850
Total Long-term Liabilities	0	70,850

TOTAL LIABILITIES	70,440	123,071

Stockholders’ Equity
Common Stock, $0.01 par value, 100 shares authorized, and 0 shares issued and outstanding as of September 30, 2015 and December 31, 2014, no par value, 30,000,000 shares authorized and issued and outstanding as of September 30, 2015 respectively	627,950	0
Additional paid in capital	734,115	565,102
Shares to be issued	0	599,950
Accumulated deficit	(1,126,250)	(837,565)
Total Stockholders’ Equity	235,815	327,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$306,255	$450,558

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents	21

US Export Inc.
Statement of Operations
Unaudited
	Nine Months Ended
	September 30,
	2015	2014

COSTS AND EXPENSES
Payroll expenses	$145,010	$124,380
General & administrative	204,053	328,396
Total operating expenses	349,063	452,776

LOSS FROM OPERATIONS	(349,063)	(452,776)

OTHER INCOME (EXPENSES)
Gain from sale of property	63,952	—
Other income (expenses)	(3,574)	(4,871)
Other Income (Expenses)	60,378	(4,871)

NET LOSS	$(288,685)	$(457,648)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0)	(0)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING- BASIC AND DILUTED	15,164,835	0

The accompanying notes are an integral part of the consolidated financial statements.

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US Export Inc.
STATEMENTS OF CASH FLOWS
Unaudited
	Nine Months Ended
	September 30,
	2015	2014

OPERATING ACTIVITIES
Net loss	$(288,685)	$(457,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	8,427	8,280
Shares issued for compensation	8,000
Gain of property and equipment disposal	(63,952)	—
Changes in operating assets and liabilities:
Accounts payable	489	458
Accrued salary to related party	63,021	—
NET CASH (USED IN) OPERATING ACTIVITIES	(272,699)	(448,909)

INVESTING ACTIVITIES
Investment	0	0
Proceeds from disposal of property, plant, and equipment	297,890	0
Acquisition of property, plant, and equipment	—	(56,747)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	297,890	(56,747)

FINANCING ACTIVITIES
Payments of loan payable	(116,141)	(25,410)
Shares issued for cash	20,000	309,950
Proceeds from contribution from related parties	169,013	264,786
NET CASH PROVIDED BY FINANCING ACTIVITIES	72,872	549,326

NET CHANGE IN CASH	98,063	43,670
CASH AT BEGINNING OF PERIOD	18,218	56,245
CASH AT END OF PERIOD	$116,281	$99,914

The accompanying notes are an integral part of the consolidated financial statements.

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US Export Inc.
Statement of Stockholders' Equity
For the period from December 31, 2012 to September 30, 2015
Unaudited

			Additional			Total
	Common Stock		Paid-in	Shares to	Deficit	Stockholders’
	Shares	Amount	Capital	be issued	Accumulated	Equity

Balance, December 31, 2012	—	$—	$19,671	$—	$(12,154)	$7,517
Shareholder contribution	—	—	236,647	—	—	236,647
Shares to be issued	—	—	—	260,000	—	260,000
Net Loss	—	—	—	—	(226,201)	(226,201)
Balance, December 31, 2013	0	0	256,318	260,000	(238,355)	277,963
Shareholder contribution	—	—	308,784	—	308,784
Shares to be issued	339,950	339,950
Net loss	—	—	—	—	(599,210)	(599,210)
Balance December 31, 2014	0	0	565,102	599,950	(837,565)	327,487
Shareholder contribution	—	—	169,013	—	—	169,013
Shares to be issued	—	—	—	27,500	—	27,500
Shares issued to funders	29,372,000	—	—	—	—	—
Shares issued to employees	8,000	8,000	—	(7,500)	—	500
Shares issued for cash	620,000	619,950	—	(619,950)	—	—
Net loss	—	—	—	—	(288,685)	(288,685)
Balance September 30, 2015	30,000,000	$627,950	$734,115	$—	$(1,126,250)	$235,815

The accompanying notes are an integral part of the consolidated financial statements.

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US Export, Inc.
Notes To Condensed Unaudited Financial Statements

NOTE 1.  BASIS OF PRESENTATION AND NATURE OF BUSINESS

The accompanying condensed unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. US Export, Inc. (“US Export” or the “Company” or “we” or “us”) was incorporated in the state of New York on April 5, 2012 for the purpose of developing industrial incubator and conducting international trade business. The Company is authorized to issue 100 shares of common stock with a par value of $0.01. On February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings (Loss) Per Share.

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the nine months ended September 30, 2015 and 2014, there were no potentially dilutive securities outstanding.

Cash

The Company considers all highly liquid investments purchased with an original maturity of nine months or less to be cash equivalents. As of September 30, 2015 and December 31, 2014, there were no cash equivalents.

Investment

Short-term investments are readily marketable securities (stocks and bonds) that are intended to be sold within the time period of current assets.

Investment amounted to $0 and $0 as of September 30, 2015 and December 31, 2014, respectively. The Company had realized loss of $4,878 during nine months ended September 30, 2015. The realized loss was recorded as other expense.

Property, Plant and equipment

Property, plant and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	39 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

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Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property, plant, and equipment was recorded in operating expenses during the nine months ended September 30, 2015 and 2014.

Notes Payable

The Company records the face amounts of issued promissory notes as notes payable. The amount due within one year of the balance sheet will be booked as short term liabilities and the amount due after one year of the balance date will be booked as long term liabilities.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard ASC 740, "Accounting for Income Taxes." Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense or benefits for the periods ending September 30, 2015 and 2014.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will effective prospectively for annual reporting periods begin after December 15, 2014, and interim periods within those annual periods. However, early adoption is permitted. The Company adopted ASU 2014-10 during the nine months ended September 30, 2015, thereby no longer presenting or disclosing any information required by Topic 915.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies.

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When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following (or refer to similar information disclosed elsewhere in the footnotes):

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

NOTE 3.  GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As of September 30, 2015, the Company has not generated revenues and has accumulated losses of $1,126,250. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

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NOTE 4.  PROPERTY AND EQUIPMENT

On August 6, 2012, the Company acquired a building located at 25 Fordham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement (note 5) with the seller of the property for the acquisition. The principle amount of the loan was $200,000, the loan bears a 5.0% interest rate and is matured in five years. On September 15, 2015, the Company sold this building for $262,890, gain in sale of this property was $60,753.

On November 18, 2013, the Company acquired a property located at 160 Kerns Avenue Buffalo, New York 14211 by cash for $165,000. On January 30, 2014, the Company acquired a property located at 70 Floss Avenue Buffalo, New York 14211 by cash for $33,000. On July 23, 2015, the Company sold its property located at 70 Floss Avenue Buffalo, for $35,000, gain in sale of this property was $3,199.

The components of property and equipment were as follows:

	September 30, 2015	December 31, 2014
Buildings	$199,002	$452,002
Accumulation depreciation	(9,028)	(19,663)
Property, plant and equipment - net	$189,974	$432,339

For the nine months ended September 30, 2015 and 2014, depreciation of property, plant and equipment amounted $8,427 and $8,280, respectively.

NOTE 5.  NOTE PAYABLE

On August 6, 2012, the Company acquired a property located at 25 Fordham Drive Buffalo, New York for $220,000. On August 6, 2012, the Company entered into a note agreement with the seller of the property for the acquisition. The principle amount of the note was $200,000, the note bears a 5.0% interest rate and is matured in five years. As of September 30, 2015 and December 31, 2014, the amount of note payable was $0 and $116,141, respectively. On September 15, 2015, the Company had paid off this note.

Interest expense of $3,663 and $5,322 was included in finance cost in the statements of operations for the nine months ended September 30, 2015 and 2014, respectively.

NOTE 6. STOCKHOLDER’S EQUITY

Name of related parties	Relationship with the Company
Mr. Wenyi Yu	Chief Executive Officer, and Chairman of the Board of the Company
Ms. Keren Zhao	Stockholder, Director of the Board of the Company

The Company had 100 authorized shares and 0 outstanding shares as of December 31, 2014 and 30,000,000 authorized shares and 30,000,000 outstanding shares as of September 30, 2015. As approved by the state of New York, on February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

On May 15 2015, the Company issued 620,000 shares of common stock at $1.00 per share.

On May 15 2015, the Company issued an aggregate of 25,653,500 shares of common stock to its Chief Executive Officer and Director as funder shares.

On May 15, 2015, the Company issued an aggregate of 3,718,500 shares of common stock to unrelated parties as funder shares.

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On May 15 2015, the Company issued an aggregate of 8,000 shares of common stock to its employees as employee shares.

The Company received contribution from officer and Directors to fund for the Company’s operations. During the nine months ended September 30, 2015 and 2014, the amount funded were $169,013 and $264,786, respectively. The contributions were recorded under additional paid in capital and summarized as below.

	September 30, 2015	September 30, 2014
Cash contributed by Mr. Wenyi Yu	$117,695	$54,085
Cash contributed by Ms. Keren Zhao	—	98,000
Unpaid salary forgiven by Mr. Wenyi Yu	20,000	8,564
Unpaid salary forgiven by Ms. Keren Zhao	8,000	12,000
Expenses paid out of pocket by Mr. Wenyi Yu	23,318	92,137
Total	$169,013	$264,786

For the nine months ended September 30, 2015 and 2014, the Company received cash contribution $117,695 and $54,085 from Mr. Wenyi Yu, respectively.

During the nine months ended September 30, 2015 and 2014, the Company received cash from accredited investors amounted $20,000 and $309,950 for the purchase of Company’s shares at $1 per shares.

NOTE 7. SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 20, 2015, the date the financial statements were issued.

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US Export Inc.

Balance Sheets

Audited

	December 31,	December 31,
	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$18,218	$56,245
Total Current Assets	18,218	56,245

Property, plant and equipment, net	432,339	376,656
TOTAL ASSETS	$450,558	$432,901

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$6,929	$362
Note payable	45,291	45,291
Total Current Liabilities	52,220	45,653

Non-current liabilities
Long-term note payable	70,850	109,285
Total Long-term Liabilities	70,850	109,285

TOTAL LIABILITIES	123,070	154,938

Stockholders’ Equity
Common Stock, $0.01 par value, 100 shares authorized, 0 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	—	—
Additional paid in capital	565,102	256,318
Shares to be issued	599,950	260,000
Accumulated deficit	(837,565)	(238,355)
Total Stockholders’Deficit	327,487	277,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$450,557	$432,901

The accompanying notes are an integral part of the financial statements.

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US Export Inc.

Statement of Operations

Audited

	Years Ended
	December 31,
	2014	2013
COSTS AND EXPENSES

Payroll expenses	$168,000	$168,000
General & administrative	424,151	49,139
Total operating expenses	592,151	217,139

LOSS FROM OPERATIONS	(592,151)	(217,139)

Other Income (Expenses)	(7,059)	(9,061)

NET LOSS	$(599,210)	$(226,201)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$—	$—

WEIGHTED AVERAGE	—	—
COMMON SHARES OUTSTANDING- BASIC AND DILUTED

The accompanying notes are an integral part of the financial statements.

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US Export Inc.

STATEMENTS OF CASH FLOWS

Audited

	Years Ended
	December 31,
	2014	2013

OPERATING ACTIVITIES
Net loss	$(599,210)	$(226,201)
Add:
Depreciation expenses	11,319	5,994
Changes in operating assets and liabilities:
Accounts payable	6,568	361
NET CASH USED IN OPERATING ACTIVITIES	(581,324)	(219,846)

INVESTING ACTIVITIES
Acquisition of property, plant, and equipment	(67,002)	(165,000)
NET CASH USED IN INVESTING ACTIVITIES	(67,002)	(165,000)

FINANCING ACTIVITIES
Payments of note payable	(38,435)	(76,613)
Stock subscription received	339,950	260,000
Proceeds from contribution from related parties	308,784	236,647
NET CASH PROVIDED BY FINANCING ACTIVITIES	610,299	420,034

NET CHANGE IN CASH	(38,026)	35,188
CASH AT BEGINNING OF PERIOD	56,245	21,057

CASH AT END OF PERIOD	$18,218	$56,245

The accompanying notes are an integral part of the financial statements.

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US Export Inc.

Statement of Stockholders' Equity

For the period from December 31, 2012 to December 31, 2014

Audited

			Additional	Shares		Total
	Common Stock		Paid-in	to be	Deficit	Stockholders’
	Shares	Amount	Capital	Issued	Accumulated	Equity
Balance, December 31, 2012	—	—	$19,671	—	$(12,154)	$7,517
Related parties contribution	—	—	236,647	—	236,647	—
Shares to be issued	—	—	—	260,000	—	260,000
Net Loss	—	—	—	—	(226,201)	(226,201)
Balance, December 31, 2013	—	—	256,318	260,000	(238,355)	277,963
Related parties contribution	—	—	308,784	—	308,784	—
Shares to be issued	—	—	—	339,950	—	339,950
Net loss	—	—	—	—	(599,210)	(599,210)
Balance December 31, 2014	—	—	$565,102	$599,950	$(837,565)	$327,487

The accompanying notes are an integral part of the financial statements.

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US Export, Inc.
Notes To The Financial Statements

NOTE 1.  BASIS OF PRESENTATIONAND NATURE OF BUSINESS

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.US Export, Inc. (“US Export” or the “Company” or “we” or “us”) was incorporated in the state of New York on April 5, 2012 for the purpose of developing industrial incubator and conducting international trade business. The Company is authorized to issue 100 shares of common stock with a par value of $0.01. On February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings (Loss) Per Share.

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended December 31, 2014 and 2013, there were no potentially dilutive securities outstanding.

Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2014 and 2013, there were no cash equivalents.

Property, Plant and equipment

Property, plant and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings	39 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statements of operation in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

Table of Contents	34

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property, plant, and equipment was recorded in operating expenses during the years ended December 31, 2014 and 2013.

Long lived assets impairment

We assess the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We have the option of performing a qualitative assessment when assessing recoverability. We may also evaluate the recoverability of such assets based upon estimates of the undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. We did not recur any impairment charges during the periods presented.

Notes Payable

The Company records the face amounts of issued promissory notes as notes payable. The amount due within one year of the balance sheet will be booked as short term liabilities and the amount due after one year of the balance date will be booked as long term liabilities.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard ASC 740, "Accounting for Income Taxes." Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense or benefits for the periods ending December 31, 2014 and 2013.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will effective prospectively for annual reporting periods begin after December 15, 2014, and interim periods within those annual periods. However, early adoption is permitted. The Company adopted ASU 2014-10 during the year ended December 31, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

Table of Contents	35

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies.

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following (or refer to similar information disclosed elsewhere in the footnotes):

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

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NOTE 3.  GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As of December 31, 2014, the Company has not generated revenues and has accumulated losses of $837,565. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

NOTE 4.  PROPERTY, PLANT AND EQUIPMENT

On August 6, 2012, the Company acquired a property located at 25 Ford ham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement (note 5) with the seller of the property for the acquisition. The principle amount of the note was $200,000, the note bears a 5.0% interest rate and is matured in five years.

On November 18, 2013, the Company acquired a property located at 160 Kerns Avenue Buffalo, New York 14211 by cash for $165,000.

On January 30, 2014, the Company acquired a property located at 70 Floss Avenue Buffalo, New York 14211 by cash for $33,000.

The components of property, plant and equipment were as follows:

Year ended December 31,	2014	2013
Building	$452,002	$385,000
Accumulation depreciation	(19,663)	(8,344)
Property, plant and equipment - net	$432,339	$376,656

For the years ended December 31, 2014 and 2013, depreciation of property amounted $11,319 and $5,994, respectively.

NOTE 5.  NOTE PAYABLE

On August 6, 2012, the Company acquired a property located at 25 Ford ham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement with the seller of the property for the acquisition. The principle amount of the note was $200,000, the note bears a 5.0% interest rate and is matured in five years. As of December 31, 2014 and 2013, the amount of note payable was $116,141 and $154,576, respectively. Future obligations for the note payments are as below:

Year ending December31,
2015	$45,291
2016	45,291
2017	25,559
Thereafter	—
$116,141

Interest expense of $6,856 and $8,727 was included in finance cost in the statements of operations for the years ended December 31, 2014 and 2013, respectively.

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NOTE 6. STOCKHOLDER’S EQUITY

The Company had 100 authorized shares and 0 outstanding shares with a par value of $0.01 as of December 31, 2014 and 2013.

Name of related parties	Relationship with the Company
Mr. Wenyi Yu	Chief Executive Officer, and Chairman of the Board of the Company
Ms. Keren Zhao	Stockholder, Director of the Board of the Company

During the years ended December 31, 2014 and 2013, the Company received contribution from officers and Director of the Company to fund for the Company’s operations. The amount funded were $308,784 and $236,647, during 2014 and 2013, respectively. The contributions were recorded under additional paid in capital and summarized as below.

	December 31, 2014	December 31, 2013
Cash contributed by Mr. Wenyi Yu	$56,106	$11,000
Cash contributed by Ms. Keren Zhao	98,000	—
Unpaid salary forgiven by Mr. Wenyi Yu	8,564	108,828
Unpaid salary forgiven by Ms. Keren Zhao	12,000	48,000
Expenses paid out of pocket by Mr. Wenyi Yu	134,114	68,819
Total	$308,784	$236,647

For the years ended December 31, 2014 and 2013, the Company received cash contribution of $56,106 and $11,000 from Mr. Wenyi Yu, respectively. For the years ended December 31, 2014 and 2013, the Company received cash contribution of $98,000 and $0 from Ms. Keren Zhao, respectively.

During the years ended December 31, 2014 and 2013, the Company received cash from accredited investors amounted 339,950 and 260,000 for the purchase of Company’s shares at $1 per shares. The money received was recorded as shares to be issued as stock certificates has not been issued at December 31, 2014, and 2013.

NOTE 7. INCOME TAXES

The Company is incorporated in United States, and is subject to corporate income tax rate of 34%.

	December 31, 2014	December 31, 2013
Federal tax rate	34%	34%
State tax rate	7.1%	7.1%
Difference	0%	0%
Effective tax rate	34%	34%

As of December 31, 2014, the company has net accumulated operating losses of approximately $837,565 that begin expiring in 2031. The potential benefit of the company’s net operating losses has not been recognized in these financial statements because the company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward.

	December 31, 2014	December 31, 2013
Deferred Tax Assets and Liabilities:
Net operating loss carryforwards	$284,772	$81,041
Valuation allowance	(284,772)	(81,041)
Net deferred tax assets	$—	$—

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Note 8. SUBSEQUENT EVENTS

As approved by the state of New York, on February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

On May 15 2015, the Company issued 620,000 shares of common stock at $1.00 per share.

On May 15 2015, the Company issued an aggregate of 25,653,500 shares of common stock to its Chief Executive Officer and Director as funder shares.

On May 15, 201, the Company issued an aggregate of 3,718,500 shares of common stock to unrelated parties as funder shares.

On May 15 2015, the Company issued an aggregate of 8,000 shares of common stock to its employees as employee shares.

On July 31, 2015, the Company sold its property located at 70 Floss Avenue Buffalo, for $35,000.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the quarters ended September 30, 2015 and 2014 and the fiscal years ended December 31, 2014 and 2013 should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this Registration Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Forward-Looking Statements.”

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Overview

US Export, Inc. (the “Company”) is developing a industrial incubator as Regional Economic Engine (“REE” or “Engine”) at 160 Kerns Avenue, Buffalo, New York, 14211. The REE has a building of 83,553 SF on a campus with a lot size of 205,666 SF in the City of Buffalo, NY. Clients can rent the space to do business.

Our core asset is the 160 Campus which the Company purchased and is currently repairing for lease. The Company's principal business will be as a Lessor with its principal source revenue as rent; and a business model of maintenance of the property-marketing-leasing-collecting rent.

Notes to Unaudited Financial Statements

Note 1.  Basis of Presentation and Nature of Business

The accompanying condensed unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. US Export, Inc. (“US Export” or the “Company” or “we” or “us”) was incorporated in the state of New York on April 5, 2012 for the purpose of developing industrial incubators and conducting international trade business. The Company was authorized to issue 100 shares of common stock with a par value of $0.01. On February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

Note 2.  Summary of Significant Accounting Polices

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings (Loss) Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the nine months ended September 30, 2015 and 2014, there were no potentially dilutive securities outstanding.

Cash

The Company considers all highly liquid investments purchased with an original maturity of nine months or less to be cash equivalents. As of September 30, 2015 and December 31, 2014, there were no cash equivalents.

Investment

Short-term investments are readily marketable securities (stocks and bonds) that are intended to be sold within the time period of current assets.

Investment amounted to $0 and $0 as of September 30, 2015 and December 31, 2014, respectively. The Company had realized loss of $4,878 during nine months ended September 30, 2015. The realized loss was recorded as other expense.

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Property, Plant and equipment

Property, plant and equipment are stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets for both financial and income tax reporting purposes as follows:

Buildings on 160 Kerns campus	39 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property, plant, and equipment was recorded in operating expenses during the nine months ended September 30, 2015 and 2014.

Notes Payable

The Company records the face amounts of issued promissory notes as notes payable. The amount due within one year of the balance sheet will be booked as short term liabilities and the amount due after one year of the balance date will be booked as long term liabilities.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard ASC 740, "Accounting for Income Taxes." Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense or benefits for the periods ending September 30, 2015 and 2014.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will effective prospectively for annual reporting periods begin after December 15, 2014, and interim periods within those annual periods. However, early adoption is permitted. The Company adopted ASU 2014-10 during the nine months ended September 30, 2015, thereby no longer presenting or disclosing any information required by Topic 915.

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In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies.

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following (or refer to similar information disclosed elsewhere in the footnotes):

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

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Note 3.  Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As of September 30, 2015, the Company has not generated revenues and has accumulated losses of $1,126,250. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Note 4.  Property and Equipment

On August 6, 2012, the Company acquired a building located at 25 Fordham Drive Buffalo, New York 14216 for $220,000. On August 6, 2012, the Company entered into a note agreement (note 5) with the seller of the property for the acquisition. The principle amount of the loan was $200,000, the loan bears a 5.0% interest rate and is matured in five years. On September 15, 2015, the Company sold this building for $262,890, gain in sale of this property was $60,753.

On November 18, 2013, the Company acquired a property located at 160 Kerns Avenue Buffalo, New York 14211 by cash for $165,000. On January 30, 2014, the Company acquired a property located at 70 Floss Avenue Buffalo, New York 14211 by cash for $33,000. On July 23, 2015, the Company sold its property located at 70 Floss Avenue Buffalo, for $35,000, gain in sale of this property was $3,199.

The components of property and equipment were as follows:

	September 30, 2015	December 31, 2014
Buildings($)	199,002	452,002
Accumulation depreciation($)	(9,028)	(19,663)
Property, plant and equipment - net($)	189,974	432,339

For the nine months ended September 30, 2015 and 2014, depreciation of property, plant and equipment amounted $8,427 and $8,280, respectively.

Note 5.  Note Payable

On August 6, 2012, the Company acquired a property located at 25 Ford ham Drive Buffalo, New York for $220,000. On August 6, 2012, the Company entered into a note agreement with the seller of the property for the acquisition. The principle amount of the note was $200,000, the note bears a 5.0% interest rate and is matured in five years. As of September 30, 2015 and December 31, 2014, the amount of note payable was $0 and $116,141, respectively. On September 15, 2015, the Company had paid off this note.

Interest expense of $3,663 and $5,322 was included in finance cost in the statements of operations for the nine months ended September 30, 2015 and 2014, respectively.

Note 6. Stockholder's Equity

Name of related parties	Relationship with the Company
Mr. Wenyi Yu	Chief Executive Officer, and Chairman of the Board of the Company
Ms. Keren Zhao	Stockholder, Director of the Board of the Company

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The Company had 100 authorized shares and 0 outstanding shares as of December 31, 2014 and 30,000,000 authorized shares and 30,000,000 outstanding shares as of September 30, 2015. As approved by the state of New York, on February 23, 2015, the Company’s authorized common stock increased from 100 to 30,000,000 shares without par value.

On May 15 2015, the Company issued 620,000 shares of common stock at $1.00 per share.

On May 15 2015, the Company issued an aggregate of 25,653,500 shares of common stock to its Chief Executive Officer and Director as founder shares.

On May 15, 2015, the Company issued an aggregate of 3,718,500 shares of common stock to unrelated parties as founder shares.

On May 15 2015, the Company issued an aggregate of 8,000 shares of common stock to its employees as employee shares.

During the nine months ended September 30, 2015 and September 30, 2014, the Company received cash from accredited investors amounted $20,000 and $309,950, respectively for the purchase of Company’s shares at $1 per share.

Comparison of the Three Months Ended September 30, 2015

Revenue

As of September 30, 2015, the Company has not generated revenues.

Accumulated deficit

Accumulated deficit was $1,126,250 for the nine months ended September 30, 2015 as compared with $837,565 for the nine months ended September 30, 2014.

General and Administration Expenses

General and administration expenses were $204,053 for the nine months ended September 30, 2015 as compared with $328,396 for the nine months ended September 30, 2014.

Net loss

Net loss was $288,685 for the nine months ended September 30, 2015 as compared with $457,648 for the nine months ended September 30, 2014.

Liquidity and Capital Resources

The following table sets forth the significant sources and uses of cash for the periods set forth below

	September 30, 2015	September 30, 2014
Net cash used in operating activities($)	(272,699)	(448,909)
Net cash provided by(used in) investing activities($)	297,890	(56,747)
Net cash provided by financing activities($)	72,872	549,326
Net change in cash($)	98,063	43,670

Net cash used in operations was $272,699 for the nine months ended September 30, 2015 as compared with $448,909 for the nine months ended September 30, 2014.

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Net cash provided by investing activities was $297,890 for the nine months ended September 30, 2015 as compared with used in $56,474 for the nine months ended September 30, 2014.

Net cash provided by financing activities was $72,872 for the nine months ended September 30, 2015 as compared with $549,326 for the nine months ended September 30, 2014.

Net change in cash($) was $98,063 for the nine months ended September 30, 2015 as compared with $457,648 for the nine months ended September 30, 2014.

Related Party Transactions

The Company received contribution from Officer and Directors to fund for the Company’s operations. During the nine months ended September 30, 2015 and 2014, the amount funded were $169,013 and $264,786, respectively. The contributions were recorded under additional paid in capital and summarized as below.

	September 30, 2015	September 30, 2014
Cash contributed by Mr. Wenyi Yu	$117,695	$54,085
Cash contributed by Ms. Keren Zhao		$98,000
Unpaid salary forgiven by Mr. Wenyi Yu	$20,000	$8,564
Unpaid salary forgiven by Ms. Keren Zhao	$8,000	$12,000
Expenses paid out of pocket by Mr. Wenyi Yu	$23,318	$92,137
Total	$169,013	$264,786

For the nine months ended September 30, 2015 and 2014, the Company received cash contribution $117,695 and $54,085 from Mr. Wenyi Yu, respectively.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Secretary and Chief Compliance Officer

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Name	Age	Principal Positions With Us
Wenyi Yu	52	Chairperson of BOD; Chief Executive Officer
Antoine Thompson	45	Director; Director of Strategic Department
Keren Zhao	48	Director, Chief Financial Officer
Josephine Zagarella-Behrens	35	Chief Compliance Officer
Scott Marchant	43	Corporate Secretary, General Counsel

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Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

Wenyi Yu. Dr. Yu is the founder, Chairman of the Board and CEO of US Export, Inc. and the founder of Buffalo New Technology and Art Industrial Campus Mr. Wenyi Yu, Surgeon, Master of Medicine (Ruiing Hospital, Shanghai, 1998-1991); Ph. D of Economics (Fudan University, Shanghai, 1991-1993); Lecturer of Management (Tsinghua University, Beijing, 1993-1998); Senior Economist(1999); General Manager (Xinghuo Investment LLC, Ministry of Geography and Minerals, PRC, 1998-1999); Senior Researcher (professor) and director of Culture Finance (Peking University, Beijing, 2004-present); visiting scholar (The University of Hong Kong, with Cambridge University, 1995); author of the creative book “The Study on Super Movie”, 2005, Hong Kong); visiting scholar (BS, SUNY, 2011-2013); member of Robotic Industries Association, USA (2013-2014); founder of the theory and subject Culture Finance in the world (2006). Dr. Yu is a Chinese National and United States Permanent Resident.

Antoine Thompson. Mr. Thompson, a member of the Board of Directors of US Export, Inc., was a Democratic New York State Senator who represented the state's 60th Senate district, which includes parts of Buffalo and Tonawanda, the City of Niagara Falls and the Town of Grand Island. Mr. Thompson previously served for six years as the Masten District councilman in the Buffalo Common Council. Mr. Thompson has been a lifelong Buffalonian and held political and politically related professional positions in Buffalo before his service in elective politics. Mr. Thompson was the Chairman of the Senate Environmental Conservation Committee. He was the former Ranking Minority Member of the Senate Cities Committee, which oversaw all legislation impacting the state's 62 incorporated cities and urban policy. Mr. Thompson served on the Finance; Commerce, Economic Development and Small Business; Tourism, Recreation and Sports Development and Veterans, Homeland Security and Military Affairs committees. During his time in office, Mr. Thompson worked to fight economic blight with economic revitalization plans, including a special focus on redevelopment of brownfield land.

Keren Zhao. Mrs. Karen Zhao is a director and CFO of US Export, Inc. Mrs. Zhao earned a Master of Industrial Engineering from Tsinghua University, Beijing (1996), with a focus on small business administration. Mrs. Zhao formerly served as CEO of an OTC listed public company from 2012 through 2014. Mrs. Keren Zhao is a Chinese National and United States Permanent Resident.

Josephine Zagarella Behrens. Mrs. Behrens serves as the Chief Compliance Officer of U.S. Export, Inc. and is a lecturer in Leadership of Business Development at Buffalo State College. Mrs. Behrens received her BS from the State University of New York. Josephine Zagarella Behrens is a US citizen.

Scott D. Marchant, Esq. Mr. Marchant serves as the Secretary and General Counsel of US Export, Inc. Mr. Marchant has over twenty years of corporate and legal experience with a specialization in closely or privately held companies. Mr. Marchant’s legal practice is focused on real estate, business formation, international export compliance, contracts review and negotiation, employment and labor relations, and legal defense. Mr. Scott Marchant is a US citizen.

Last Five Years Business Practice of CEO and CFO

Both Wenyi Yu and Keren Zhao helped DLD China purchased a shell company, EWRX Internet Systems, Inc. in August 2012 and helped its new owner, Mr. Fenglin Wang, change the name to DLD Group, Inc. They held the director and CEO positions of DLD Group, Inc. for the coordination of filing with SEC. Both Wenyi and Keren did not take wages from DLD Group, Inc. and they were not employees of DLD China. DLD Group, Inc. did not do any business in the U.S. Wenyi Yu has 3,000 common shares of DLD Group, Inc.

Regarding business practice for the past five years, the working experience is:

(1)Wenyi Yu: 2010-2011, founder, director and CEO of Zhongmingxin Investment Corp, China. The company was a developer of an industrial campus covering 7.5 square kilometers, located at Xuanhua, Hebei Province, 2 hours driving distance to central Beijing City. He resigned from the position and transferred the company to Milin Cai in November, 2011. Dr. Yu’s family move to the USA at that time;

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2009-2011, founder, director and CEO of Yujiacun Culture Creative Industries Campus Corp, China. This campus covers 2 square kilometers, located at Jiangxi Province, southeast China. It is a historic heritage village with 40 old houses from Ming and Qing Dynasties. He resigned from the position in 2011 due to Dr. Yu’s family move to the USA.

2012-2014, Director of EWRX Internet Systems, Inc. and DLD Group, Inc. He resigned from the position from May 6, 2014 when DLD Group, Inc. developed a team for filing with SEC.

On 04/05/2012, Wenyi Yu founded US Export, Inc., he keeps the director and CEO position today.

Academically, Wenyi Yu has been senior researcher of Institute for Culture Industries, Peking University, Beijing, China since 2004, which is not a business organization.

(2)Keren Zhao: 2009-2011, Chair of BOD, Beijing Hehetianyi Culture Investment Company, Ltd. She resigned from the position upon immigration to the USA.

2012-2014. CEO and Director of DLD Group, Inc. She resigned from DLD Group, Inc. on December 30, 2014 when the company had developed a team for filing with SEC.

From 04/05/2012 to date, Keren Zhao keeps the CFO position of US Export, Inc.

Wenyi Yu is a Ph.D of Economics and Keren Zhao is a MBA graduate of Tsinghua University. Both have rich experience in planning and developing industrial campuses. They have lived and worked in Buffalo for more than four years and got the help of local government and neighbors. They will keep study advanced management skills and unite more resources to help 160 Campus and the Company.

Family Relationships

Director Karen Zhao is the wife of the Company’s CEO and Chairman, Dr. Wenyi Yu.

Dr. Wenyi Yu has also family relationships with following shareholders: Yuanben Yu, Liangxia Wang, Xinhua Yu, Xinhua Yu, Shuhua Yu, Shenghe Zhang, Zizhao Yu, Pulin Yu.

Director Keren Zhao has family relationships with the following shareholder: Chenlian Zhao, Baozhu He, Kegang Zhao and Yanan Zhao.

Dr. Wenyi Yu and his family have no any other relative relationship or economic relation with the other selling shareholders except this investment.

Antoine Thompson, Josephine Zagarella-Behrens and Scott Marchant have no any other relative relationship or economic relation with the other selling shareholders except this investment.

There are no family relationships among other shareholders.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of directors or officers, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
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•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Term of Office

Our Chairman, Dr. Wenyi Yu will hold office for his lifetime except his earlier resignation. Dr. Wenyi Yu serves as Chief Executive Office from April 8, 2012 to April 8, 2017.

Mr. Antoine Thompson serves as Director from March 10, 2015 to December 31, 2015.

Mrs. Keren Zhao serves as Director and Chief Executive Officer from April 8, 2012 to April 8, 2017.

Mrs. Josephine Zagarella-Behrens serves as Chief Compliance Officer from March 18, 2015 to March 18, 2016.

Mr. Scott Marchant serves as Secretary of Board of Directors from May 1, 2015 to April 30, 2016.

Board Committees

Our Board of Directors has no separate committees and our Board of Directors acts as the audit committee and the compensation committee. We do not have an audit committee financial expert serving on our Board of Directors.

Board Assessment of Risk

Our risk management function is overseen by the Board of Directors. Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect US Export, and how management addresses those risks. Dr. Yu, as our Chief Executive Officer works closely together with the Board once material risks are identified and on how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us to our Chief Executive Officer, Chief Financial Officer and each of our other officers for the years ended December 31, 2014 and 2013.

Name and Principal Position (1)	Year	Salary($)	All Other Compensation($)	Total ($)
Dr. Wenyi Yu	2014	120,000	—	120,000
Chief Executive Officer	2013	120,000	—	120,000
Keren Zhao	2014	48,000	—	48,000
Chief Financial Officer	2013	48,000	—	48,000

Salary and bonus as of September 30, 2015

For the nine months ended September 30, 2015 and September 30, 2014, the salary of business officers was stable. To promote the administration and set a foundation in the real estate market, the Company hired two part time officers (Mr. Antoine Thompson and Mrs. Josephine Zagallera-Behrens). Each received common shares of the Company denoted below as bonus. No other compensation was paid to these officers.

Name and Principal Position	September 30, 2015 ($)	September 30, 2014 ($)
Dr. Wenyi Yu Chief Executive Officer	90,000	90,000
Keren Zhao Chief Financial Officer	36,000	36,000
Antoine Thompson Director	3,300	Not employed
Josephine Zagallera-Behrens Chief Compliance Officer	425	Not employed

See “Transactions with Related Persons, Promoters and Certain Control Persons” for information regarding earned but unpaid salaries forgiven by Dr. Yu and Mrs. Zhao.

Outstanding Equity Awards at Fiscal Year-End Table

None.

Compensation of Directors

Our directors do not receive compensation for services rendered to us, and are not accruing any compensation pursuant to any agreement with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our voting stock beneficially owned, as of September, 2015 by (i) those persons known by the Company to be owners of more than 5% of US Export, Inc. common stock, (ii) each director, (iii) our Named Executive Officer, and (iv) all executive officers and directors as a group:

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Name	Position	Number of Shares Beneficially Owned	Percent of Class (%)
Dr. Wenyi Yu	Chief Executive Officer Chairman of the Board	24,653,500	82.18
Ms. Karen Zhao	Director, CFO	1,000,000	3.3
Mr. Antoine Thompson	Director	3,000	0.01
		25,656,500	85.49

The above Percent of Class is based on 30,000,000 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, US Export believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Directors and the Company

Since inception, US Export, Inc. has conducted transactions with directors and director related entities. These transactions included the following:

During the years ended December 31, 2014 and 2013, the Company received contribution from Officers and Directors of the Company to fund for the Company’s operations. The amount funded were $308,784 and $236,647, during 2014 and 2013, respectively. The contributions were recorded under additional paid in capital and summarized as below.

	December 31, 2014	December 31, 2013
Cash contributed by Mr. Wenyi Yu	$56,106	$11,000
Cash contributed by Ms. Keren Zhao	$98,000	—
Unpaid salary forgiven by Mr. Wenyi Yu	$8,564	$108,828
Unpaid salary forgiven by Ms. Keren Zhao	$12,000	$48,000
Expenses paid out of pocket by Mr. Wenyi Yu	$134,114	$68,819
Total	$308,784	$236,647

For the years ended December 31, 2014 and 2013, the Company received cash contribution of $63,106 and $11,000 from Mr. Wenyi Yu, respectively. For the years ended December 31, 2014 and 2013, the Company received cash contribution of $98,000 and $0 from Ms. Keren Zhao, respectively.

During the years ended December 31, 2014 and 2013, the Company received cash from accredited investors amounting to 339,950 and 260,000 for the purchase of Company’s shares at $1.00 per share. The money received was recorded as shares to be issued as stock certificates but was not been issued at December 31, 2014, and 2013.

During the nine months ended September 30, 2015 and 2014, the Company received contribution from Officers and Directors to fund for the Company’s operations at the amount $169,013 and $264,786, respectively. The contributions were recorded under additional paid in capital and summarized as below.

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	September 30, 2015	September 30, 2014
Cash contributed by Mr. Wenyi Yu	$117,695	$54,085
Cash contributed by Ms. Keren Zhao	—	$98,000
Unpaid salary forgiven by Mr. Wenyi Yu	$20,000	$8,564
Unpaid salary forgiven by Ms. Keren Zhao	$8,000	$12,000
Expenses paid out of pocket by Mr. Wenyi Yu	$23,318	$92,137
Total	$169,013	$264,786

For the nine months ended September 30, 2015 and September 30, 2014, the Company received cash contribution $117,695 and $54,085 from Mr. Wenyi Yu, respectively. The company is going to raise funds from market and minimize transactions with related parties.

Buffalo New Technology and Art Industries Campus, Inc. (BNTA) possesses 1,001,000 shares of common stock of the Company. Dr. Wenyi Yu is the only owner of BNTA. BNTA is going to sell all the shares to the Company at a total price $1.00 on December, 31, 2015.

Related Party and Renovation of 160 Campus

No such kind transaction happened while the property was repaired.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the New York corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC.

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For further information about us and our common stock, you should refer to the registration statement, including the exhibits. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website at (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

US EXPORT, INC.

4,338,500 SHARES OF COMMON STOCK

_____________________

PROSPECTUS

_____________________

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is September 30, 2015

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The company paid $27,706 for the preparation of S-1 for the nine months as of September 30, 2015.

Securities and Exchange Commission Registration Fee($)	625
Transfer Agent Fees($)	614
Accounting fees and expenses($)	3,000
Auditing fees and expenses($)	4,467
Legal fees and expenses($)	19,000
Blue Sky fees and expenses($)	0
Total($)	27,706

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Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the New York corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Recent Sales of Unregistered Securities.

On May 15 2015, the Company issued 620,000 shares of common stock at $1.00 per share.

On May 15 2015, the Company issued an aggregate of 25,653,500 shares of common stock to its Chief Executive Officer and Director as founder shares.

On May 15, 201, the Company issued an aggregate of 3,718,500 shares of common stock to unrelated parties as funder shares.

On May 15 2015, the Company issued an aggregate of 8,000 shares of common stock to its employees as employee shares.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Law Offices of Scott D. Marchant, Esq.
23.1	Consent by TAAD LLP Accounting/Auditing Firm
23.2	Consent of Counsel (to be filed as Exhibit 5.1)

Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the State of New York, on September 30, 2015.

US EXPORT, INC.
By: /s/ Wenyi Yu Wenyi Yu Chief Executive Officer (Principal Executive Officer)

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on January 27, 2016.

Signature		Title
	/s/ Wenyi Yu Dr. Wenyi Yu	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
	/s/ Keren Zhao Keren Zhao	Director
	/s/ Antoine Thompson	Director

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